Exhibit 23 under Form N-1A
                                                Exhibit j under Item 601/Reg,S-K


   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Investment Shares and Retirement Shares Prospectus and "Independent Registered Public Accounting Firm" in the Investment Shares and Retirement Shares Statement of Additional Information for Edward Jones Money Market Fund in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-66437) Edward Jones Money Market Fund, and to the incorporation by reference therein of our report dated April 8, 2005 on the financial statements and financial highlights of Edward Jones Money Market Fund included in the Annual Report to Shareholders for the fiscal year ended February 28, 2005.






Boston, Massachusetts
April 25, 2005